Exhibit 99.1

NATIONSHEALTH, INC.

Important Factors That May Affect Future Operations and Results

In this Exhibit 99.1, “we,” “us,” “our” and “NationsHealth” refer to NationsHealth, Inc. and its subsidiaries.

From time to time, we may make forward-looking public statements, such as statements concerning our then expected results of operations, financial resources or our projected plans for the expansion of our business, as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in press releases or informal statements made with the approval of an authorized executive officer. In some cases, words or phrases of expectation or uncertainty like “expect,” “believe,” “continue,” “anticipate,” “estimate,” “may,” “will,” “could,” “opportunity,” “future,” “project,” or similar expressions identify “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, as enacted by the Private Securities Litigation Reform Act of 1995.

Statements that are not historical facts are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections for our business and the industry and markets in which we compete. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. In addition, we advise you that the factors listed below, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any forward-looking statement. We will not undertake and specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events which may cause us to re-evaluate our forward-looking statements, except as may be required by law.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act, we are hereby filing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements made by us or on our behalf.

Risks Related to Our Business

We have a limited operating history and are subject to the risks of a new enterprise.

Our limited operating history makes it difficult to predict how our business will develop. We have incurred operating losses since we commenced operations in 2002. Accordingly, we face the risks and uncertainties encountered by early-stage companies, such as:

•	No history of profitability

•	Uncertain growth in the market for, and uncertain market acceptance of, our services

•	The evolving nature of the healthcare marketplace and the Medicare regulatory environment

•	The risks of competition, technological change or evolving patient preferences could harm sales of our products or services

We could experience significantly reduced revenues and net income if Medicare changes, delays, reduces or denies reimbursement.

We depend on the continued availability of reimbursement by government and private insurance plans for products sold to our patients. The federal regulatory authorities periodically review and adjust reimbursement amounts. Any reduction in Medicare reimbursement currently available for our products would reduce our revenues. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, reduced Medicare reimbursement rates for diabetic testing supplies, effective in 2005. The MMA also reduced reimbursement rates for commonly-prescribed respiratory drugs. The reduced reimbursement rates for these drugs were effective January 1, 2004, with substantial further reductions effective January 1, 2005. The reduction in reimbursement rates will negatively impact our revenues and net income. Similarly, any increase in the cost of such products would reduce our net income unless there was a corresponding increase in Medicare reimbursement. Our revenues and net income could also be adversely affected by the imposition of more stringent regulatory requirements for Medicare reimbursement or adjustments to previously reimbursed amounts or by changes in co-pay amounts.

If we do not have sufficient capital to fund additional advertising, our ability to grow our business will be substantially diminished.

Our growth in revenues to date has been attributable, in large part, to the acquisition of new patients that have been generated primarily by television advertising, which in turn is dependent on the availability of capital to fund such advertising. At this stage in our development, we believe our revenues can continue to be increased through additional advertising. If we do not have access to sufficient capital to fund such advertising, our ability to grow our business will be substantially diminished. We can provide no assurance that we will have access to sufficient capital to fund such advertising, or that if we sought to raise additional capital from third parties through debt or equity financings, that such capital would be available on acceptable terms or at all.

If we do not manage our growth successfully, our growth and chances for achieving profitability may slow or stop.

We have expanded our operations rapidly and intend to continue this expansion. This expansion has created significant demands on our administrative, operational and financial personnel and other resources, particularly our need for working capital. Additional expansion in existing or new markets could strain these resources and increase our need for capital, which may result in cash flow shortages. Our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion.

The profitability of our supply business will decrease if we do not receive recurring orders from patients.

Due primarily to the marketing and regulatory compliance costs associated with the initial patient qualification, we generally incur losses and negative cash flow with respect to the first order for supplies from a patient. Accordingly, the profitability of our medical products supply business depends on recurring and sustained reorders. Reorder rates are inherently uncertain due to several factors, many of which are outside our control. These include changing patient preferences, competitive price pressures, patient transition to extended care facilities, patient mortality and general economic conditions.

We could experience significantly reduced revenues and net income from sales of diabetes products if improved technologies developed for glucose monitoring eliminate the need for consumable testing supplies.

Approximately 45% of our 2004 revenue and 51% of our 2003 revenue was from consumable diabetic testing supplies. Patients use these supplies to draw and test small quantities of blood for the purpose of measuring and monitoring glucose levels. Numerous research efforts are underway to develop more convenient and less intrusive glucose measurement techniques. The commercialization and widespread acceptance of new technologies that eliminate or reduce the need for consumable testing supplies could negatively affect sales in this market segment.

Due to our size and limited operating history, we depend substantially on certain key personnel.

Due to our size and limited operating history, our success depends to a large extent upon the continued service of executive officers and key employees, including:

•	Glenn M. Parker, M.D., Chief Executive Officer;

•	Robert Gregg, Chief Operating Officer; and

•	Lewis Stone, President and Chief Information Officer.

The loss of the services of one or more of these key employees could have an adverse effect on us, as each of these individuals played a significant role in developing our business plan, patient relationships and proprietary technology systems. While none of these key personnel is irreplaceable, the loss of the services of any of these individuals may be disruptive to our business. We believe that our future success will also depend in large part upon our ability to attract and retain highly-skilled management personnel. Competition within the medical supply products industry for such personnel is intense. There can be no assurance that we will be successful in attracting and retaining such personnel on terms acceptable to us.

Key personnel have certain rights under employment agreements, which may require us to make substantial payments to key personnel.

We have employment agreements with each of Glenn M. Parker, M.D., Robert Gregg and Lewis Stone. The employment agreements provide that if we or the key person terminate employment in several specified events, that key person has the right to cause us to repurchase a number of shares of our common stock owned by the key person with a value of up to $3,000,000 based on then current market prices. Alternatively, we may elect to sell these shares of common stock to third parties or to register the resale of these shares. In the event a sale or registration results in proceeds less than the key person is to receive related to their right to sell, then we shall pay to the key person the difference between the requested dollar amount and the proceeds of the sale. The occurrence of either of these events could materially and adversely affect us as it may require us to make large cash payments to these individuals, thus reducing the amount of cash available to us.

We have agreed to purchase a large amount of medical supplies and products from various vendors and we may not have the cash to satisfy these purchase obligations.

As of December 31, 2004, we have agreed to purchase a minimum of approximately $89.7 million of medical supplies and products from certain vendors at certain intervals through October 31, 2007. This commitment enabled us to receive significant discounts on the medical supplies and products purchased from these vendors. There can be no assurance that we will generate enough revenues to satisfy these minimum purchase obligations. Although our purchases of medical supplies have exceeded these commitments for the year ending December 31, 2004, the minimum commitments for future years are significantly higher. Approximately 46% of our purchase commitments were made under a distribution agreement that we executed with a vendor who subsequently acquired a membership interest in NationsHealth Holdings, which was later converted into common stock of NationsHealth, Inc.

We may be liable to refund rebates and discounts that we received under agreements with certain of our suppliers, which liability may reduce the amount of cash available to us.

We have entered into agreements with several suppliers of medical products which provide for pricing discounts based on purchase volumes and require us to make minimum annual purchase commitments. The agreements also restrict us from selling medical supplies to other distributors and wholesalers. Due to our sales of products to one of our affiliated companies in 2002 and in the first half of 2003, which in turn resold the products to third parties, one of the suppliers under one of these agreements has alleged that we sold products to non-Medicare beneficiaries in contravention of the agreement. There can be no assurance that the suppliers will not take legal action against us, including requiring us to refund rebates and discounts that we received pursuant to these agreements. The maximum amount of rebates and discounts which could be subject to such claims is approximately $1.6 million. If legal action were commenced, we could incur significant legal expenses in defending ourself, and could also be subject to substantial liability depending on how the action is ultimately resolved, whether by settlement or judgment.

If any of our information technology platforms malfunction, our business and profitability may be seriously harmed.

Our business relies on proprietary information technology platforms that support the individual enrollment of new members, discount card fulfillment, prescription discount administration, document generation and collection, and patient management. In addition, we use information technology platforms that provide us with electronic connectivity to a large number of pharmacies, shipping vendors and billing services. Due to the relatively high volume, the successful operation of our proprietary information technology platforms is necessary for us to transact business profitably. In addition, due to the highly regulated nature of the Medicare billing and payment process, the successful operation of our proprietary information technology platforms is necessary for us to be able to operate our business. A malfunction of the information technology systems will be disruptive to our business operations and, based on the duration of such malfunction, could result in reduced sales or profitability and the possible loss of patients.

We may have difficulties in finding replacement supplies if we lose any agreement with our suppliers of medical products, which may cause us to experience reduced sales and profitability.

We receive volume-based discounts under our agreements with suppliers of medical products. These discounts favorably impact our gross margins. Any failure to achieve or sustain volume-based discounts under these supply agreements would negatively affect our profitability. In addition, many of the supply agreements that we have with our suppliers are terminable without cause upon the giving of a specified number of days’ advance written notice. In the event that one or more of these suppliers elects to terminate their supply agreements, we may have difficulties in finding replacement suppliers, which may prevent us from purchasing a sufficient amount of supplies to satisfy the demand of our patients.

Risks Related to Our Industry

If we do not comply with applicable government regulations, we may be prohibited from selling our products and could experience significantly reduced revenues and net income.

The majority of the products that we sell are regulated by the FDA and other regulatory agencies. If any of these agencies mandate a suspension of sales of products or a recall, we may lose sales and incur expenses until we are in compliance with the regulations or change to another acceptable supplier.

As a Medicare supplier, we are subject to extensive regulation including, but not limited to, the Medicare DME supplier standards and the federal health care program anti-fraud and abuse laws. While we believe that our current and contemplated future operations materially comply with applicable regulatory requirements, there are a number of common practices in the industry where the law is unsettled and there have not been decided cases or definitive statements by the regulatory authorities concerning such practices. Specifically, we, like many providers of diabetes supplies, obtain glucose monitors from manufacturers without charge and, in turn, provide them to Medicare beneficiaries without charge. These practices potentially implicate the federal health care program anti-kickback law and the law prohibiting payment of inducements to Medicare beneficiaries. Another practice, our telephone calls to beneficiaries based on such beneficiaries’ initial telephone calls to an outsourced third-party call center, could implicate the Medicare anti-telemarketing law. Additionally, our retail initiative is a new initiative that could potentially raise questions about our role and the role of the retail pharmacy under the Medicare DME supplier standards. In each case, we have evaluated the practices at issue and believe that it is in compliance with applicable requirements. However, there can be no assurance that such practices could not be challenged. Any such challenge, regardless of whether successful, could have a material adverse effect on our business.

In addition, any negligence or mistake we make in processing Medicare reimbursement claims could lead to recoupment of past payments and/or our suspension from the Medicare program.

We are also subject to state laws and regulations, including those governing pharmacy licensing and DME supplier licensing, which are costly and burdensome. Although we believe we are in material compliance with such state laws and regulations, our failure to comply or failure to continue to comply with these state laws and regulations could materially and adversely affect our business.

Finally, under the MMA, the legal framework governing the MMA’s Prescription Drug Discount Card and Prescription Drug Plan is complex, and in many cases ambiguous. Under the MMA, we are not presently permitted to market our current Medicare Part B products to enrollees of the PrecisionDiscounts program.

Violation of the above-described federal and state laws may result in penalties that include loss or prohibition of payment for services, loss of licenses, fines, and other civil or criminal penalties, including exclusion from governmental programs.

The cost of efforts to comply with HIPAA regulations and the possible consequence of non-compliance could significantly affect our operations and net income.

As addressed elsewhere in this document, HIPAA is comprised of several components which apply to our Company as a “covered entity.” At this time, we expect to maintain our compliance with the regulations already in effect and anticipate that we will be able to materially comply with the Security Standards by their mandatory compliance date. However, if we do not comply with existing or new laws and regulations related to patient health information we may face potential criminal or civil sanctions. New health information standards, whether implemented pursuant to HIPAA or otherwise, could have a significant effect on the manner in which we handle health care related data and communicate with payors, and the cost of complying with these standards could be significant.

Our accounts receivable are subject to significant collection risk due to third-party payors.

Seeking reimbursement from third-party payors is subject to rigorous requirements and involves complicated paperwork. This may result in us suffering extremely long collection times, or not collecting at all, on a significant portion of our accounts receivable. If we are unable to obtain reimbursement from third-party payors, we may seek payment of the entire account receivable from our patient, who may not be financially capable of making the payment.

We could be liable for harm caused by products that we sell.

The sale of medical supply products entails the risk that users will make product liability claims against us. A product liability claim could be expensive to resolve, even if the claim is resolved in our favor. While we believe that our insurance provides adequate coverage, no assurance can be made that adequate coverage will exist for these claims.

Risks Related to Owning Our Equity Securities

A substantial number of shares of our common stock will become eligible for future resale in the public market which could result in dilution and an adverse effect on the market price of our common stock.

There were 21,375,000 shares of our common stock issued in the merger with NationsHealth Holdings, LLC, which will become available for resale in the public market at prescribed times in the future under the lock up agreement. In addition, as of December 31, 2004 there were warrants and options outstanding to purchase 9,978,325 shares of common stock. Moreover, 750,000 shares of Millstream common stock purchased by its stockholders prior to the initial public offering will be held in escrow until August 25, 2006, at which time they will be released from escrow and be eligible for resale in the public market subject to compliance with applicable law. Consequently, at various times in the future, a substantial number of additional shares of our common stock will be eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares and of the warrants.

Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

Our executive officers, directors and affiliates control the rights to vote a majority of our common stock. These stockholders can control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

If we fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in our financial reporting.

The Sarbanes-Oxley Act of 2002 will require that we report annually on the effectiveness of our internal controls over financial reporting beginning in 2007. Among other things, we must perform systems and processes evaluation and testing. We must also conduct an assessment of our internal controls to allow management to report on, and our independent registered public accounting firm to attest to, our assessment of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In the future, our continued assessment, or the subsequent assessment by our independent registered public accounting firm, may reveal significant deficiencies or material weaknesses in our internal controls, which may need to be disclosed in future Annual Reports on Forms 10-KSB and 10-K, as the case may be. Disclosures of this type could cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our internal controls over financial reporting, it may negatively impact our business and operations.

Compliance with changing regulation relating to corporate governance and public disclosure may result in additional expenses.

Keeping abreast of, and in compliance with, changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and revised NASDAQ Stock Market rules, have required an increased amount of management attention and external resources. We intend to invest all reasonably necessary resources to comply with evolving corporate governance and public disclosure standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our common stock may continue to have a volatile public trading price and low trading volume.

The market price of our common stock has been volatile. Since our initial public offering in August 2003 through February 2005, the price of our common stock on the NASDAQ Stock Market has ranged between $8.20 and $4.75. We may experience significant price and volume fluctuations in the future for many reasons, some of which may be unrelated to our operating performance.

     Many factors may have a negative effect on the market price of our common stock, including:

•	Public announcements by us, our competitors or others

•	Regulatory developments concerning the availability of reimbursement pursuant to Medicare

•	Public concern about the safety or efficacy of pharmaceuticals

•	General market conditions and comments by securities analysts

•	Quarterly fluctuations in our revenues and financial results

Anti-takeover provisions in our governing documents and under Delaware law and our shareholder rights plan may make an acquisition of us more difficult.

We are incorporated in Delaware. We are subject to various legal and contractual provisions that may make a change in control of us more difficult. Our board of directors has the flexibility to adopt additional anti-takeover measures.

Our charter authorizes our board of directors to issue up to 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter also provides staggered terms for the members of our board of directors. This may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our board of directors. Our equity incentive plans generally permit our board of directors to provide for acceleration of vesting of options granted under these plans in the event of certain transactions that result in a change of control. If our board of directors used its authority to accelerate vesting of options, then this action could make an acquisition more costly, and it could prevent an acquisition from going forward.

Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors could use this provision to prevent changes in management.

The provisions described above, as well as other provisions in our charter and bylaws and under the Delaware General Corporation Law, may make it more difficult for a third party to acquire our company, even if the acquisition attempt was at a premium over the market value of our common stock at that time.